Exhibit 99.1

Conference Call:	Today, August 8, 2012 at 5:00 p.m. ET
Dial-in numbers:	(212) 231-2910 (U.S. & International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See text of the release

MAD CATZ REPORTS FISCAL 2013 FIRST QUARTER NET SALES GROWTH OF 33%

Loss Per Share of $0.03 Compared to Prior Year Loss of $0.06 Per Share

San Diego, CA – August 8, 2012 – Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (NYSE MKT/TSX: MCZ), today announced financial results for the fiscal first quarter ended June 30, 2012.

For the quarter ended June 30, 2012, the Company generated net sales of $21.8 million, an increase of 33% from net sales of $16.5 million in the prior year quarter. Gross profit for the fiscal 2013 first quarter increased 59% to $6.3 million, from $3.9 million in the prior year quarter, while gross profit margin increased to 29%, compared to 24% in the prior year quarter. Total operating expenses in the fiscal 2013 first quarter were $8.0 million, down 10% from $8.9 million in the prior year quarter, leading to an operating loss of $1.7 million, compared to an operating loss of $4.9 million in the prior year quarter. Foreign exchange gain for the fiscal 2013 first quarter was $0.3 million, compared to a gain of less than $0.1 million in the prior year quarter. Reflecting income tax expense of $0.3 million, the Company recorded a net loss of $1.7 million, or a loss of $0.03 per share in the fiscal 2013 first quarter, compared to a net loss of $3.5 million, or $0.06 per diluted share in the prior year quarter.

Adjusted EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization and change in fair value of warrant liability), was a loss of $0.6 million in the fiscal 2013 first quarter compared to a loss of $4.1 million in the prior year quarter. Adjusted net loss and adjusted loss per share, which exclude the impact of amortization of intangibles, stock-based compensation, change in warrant liability and goodwill impairment (if any), were $1.5 million and $0.02, respectively, in the fiscal 2013 first quarter, versus adjusted net loss and adjusted loss per share of $4.1 million and $0.07, respectively, in the prior year quarter. A reconciliation of Adjusted EBITDA, adjusted net loss and adjusted loss per share to the Company’s net loss and net loss per share is included in the financial tables accompanying this release.

On August 1, 2012, the Company extended and amended its secured working capital credit facility with Wells Fargo Capital Finance LLC. At March 31, 2012, Mad Catz reported a net position of credit facility borrowings less cash of $14.2 million, compared to $15.5 million as of December 31, 2011 and $1.7 million at March 31, 2011. The amendment reduces the interest

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rate from U.S. prime rate plus 2.00% to U.S. prime rate plus 0.50%, with the potential for further reductions subject to the Company’s performance. The credit limit of $30.0 million remains unchanged.

Summary of the First Fiscal Quarter ended June 30, 2012 Key Metrics:

•	Fiscal 2013 first quarter net sales increased 33% from the prior year quarter to $21.8 million:

•	North American net sales increased 8% to $10.4 million, representing 48% of net sales;

•	European net sales increased 54% to $9.8 million, representing 45% of net sales; and

•	Net sales to other countries increased 250% to $1.6 million, representing 7% of net sales.

•	Gross sales by platform:

•	PC and Mac products accounted for 34% of total gross sales versus 31% in the prior year quarter;

•	Xbox 360™ products accounted for 28% of total gross sales versus 24% in the prior year quarter;

•	PS3 products accounted for 7% of total gross sales versus 9% in the prior year quarter;

•	Wii products accounted for 1% of total gross sales versus 4% in the prior year quarter;

•	Handheld platform products accounted for 1% of total gross sales versus 3% in the prior year quarter; and

•	All other platforms accounted for 29% of total gross sales in both quarters.

•	Gross sales by category:

•	Audio products accounted for 44% of total gross sales versus 28% in the prior year quarter;

•	PC and Mac input device products accounted for 21% of total gross sales versus 15% in the prior year quarter;

•	Specialty controllers accounted for 16% of total gross sales versus 26% in the prior year quarter;

•	Controllers accounted for 9% of total gross sales versus 17% in the prior year quarter;

•	Accessories accounted for 8% of total gross sales versus 13% in the prior year quarter; and

•	Game products accounted for 2% of total gross sales versus 1% in the prior year quarter.

•	Gross sales by brand:

•	Mad Catz products accounted for 46% of total gross sales versus 61% in the prior year quarter;

•	Tritton products accounted for 41% of total gross sales versus 23% in the prior year quarter;

•	Saitek products accounted for 10% of total gross sales versus 11% in the prior year quarter; and

•	Other branded products accounted for 3% of total gross sales versus 5% in the prior year quarter.

•	Reported net position of bank loan less cash at June 30, 2012 of $11.9 million compared to $12.8 million as of June 30, 2011, and $14.2 million at March 31, 2012.

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Highlights of New Products Shipped in Fiscal 2013 First Quarter and Subsequent to the Fiscal Quarter:

•	F.R.E.Q. 5 Pro Gaming Headset for PC and Mac;

•	Tritton SwitchBlade Wireless Headset for PS3; and

•

Licensed Major League Gaming Pro Circuit Controller accessories for the Xbox 360 and PS3, including custom FacePlate Kits, ProCable products, the FightPad ProModule, Analog Stick Spacers and Analog Cap Packs.

Highlights of Upcoming Product Launches:

•	Tritton Warhead™ 7.1 Wireless Surround Headsets for Xbox 360;

•	Tritton Kunai headsets for the upcoming WiiU, 3DS, PlayStation Vita and PS3;

•	New range of products for the upcoming WiiU; and

•	Damage Inc. Pacific Squadron WWII launching August 28, 2012.

Key Developments in Fiscal 2013 First Quarter and Subsequent to the Fiscal Quarter:

•

Announced the launch of a new flight simulation experience entitled Combat Pilot which introduces multiplayer, military aviation and combat operations to the realistic world of flight simulation, where simulation enthusiasts from around the world can train, fly, fight and interact together;

•	Entered into an agreement with Microsoft Studios, to create Halo 4 branded Gaming Headsets for Xbox 360; and

•	Announced the opening of a South Korea sales office.

Commenting on the results, Darren Richardson, President and Chief Executive Officer of Mad Catz, said, “Three years ago, we made a strategic decision to shift our focus towards high-value products designed for passionate, hard core gaming consumers. Though this shift has not happened overnight and is on-going, we are reaching an inflection point where the growth in the targeted product categories is surpassing the decline in the sales of legacy products.

“We were pleased to see strong net sales growth of 33% for our first quarter, historically our weakest quarter of the year, and especially pleased to see all territories return to growth. In the first quarter of fiscal 2013 sales of PC and Mac input device products, predominately gaming mice and keyboards, grew 83% and accounted for 21% of sales. Sales of Saitek flight simulation products grew 22% and accounted for 10% of sales. Sales of audio products grew 107% and accounted for 44% of sales. On an annualized basis, sales of audio products accounted for 41% of sales, or $50 million in net sales, meeting our previously stated goal of audio products accounting for 40-50% of net sales.

“We are also excited about our pipeline of new products for the holiday season with some key product releases, including the highly anticipated Warhead headset which is currently in mass production, and are expected to make a positive contribution to fiscal 2013 second quarter sales. We are optimistic that the launch of these key new products will contribute to our return to growth for fiscal 2013.”

“We also believe these premium products have much longer product life spans and offer the best path forward as the video game industry reaches a transition with many casual gamers

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migrating to mobile gaming, leaving hard core gamers who demand the best. We realize and understand that more sales of these key products are needed and we are committed to increasing our sales and marketing efforts to expand awareness of these products, while keeping a sharp eye on operating expenses.

“In addition to our focus on creating aspirational products over the past few years, we have also expanded our geographic footprint as we continue to build a worldwide sales and marketing team. As games increasingly cross geographic borders and the Internet allows worldwide on-line competition, the Company is committed to positioning itself as a leading provider of products that optimize the passionate video gamer’s performance on a global basis.

“Last year we announced the opening of our sales and marketing office in Tokyo, Japan, and we are starting to realize the benefits of our investment in an expanded geographic footprint in the Asia Pacific Region. Sales to Other Countries accounted for 2% of net sales in fiscal 2011, 5% of sales in fiscal 2012, and 7% of sales in the first quarter of fiscal 2013. We are hopeful that the addition of our recently announced sales and marketing office in Seoul, South Korea will further accelerate sales in Asia’s vibrant gaming market.

Mr. Richardson concluded, “Looking ahead, we have a range of exciting initiatives that should benefit fiscal 2013 and beyond. Our expanding line of products for passionate consumers is going into wide distribution in many parts of the world aided by our expanding global distribution footprint. We intend to increase marketing and awareness efforts for our universally acclaimed Tritton audio products and R.A.T. PC and Mac products and plan to further fill out the PC and Mac product range. We intend to continue to carefully select targeted software opportunities that pose manageable downside risk by complementing our hardware initiatives. We are also committed to supporting the professional gaming community and developing products that live up to their exacting demands.”

The Company will host a conference call and simultaneous webcast on August 8, 2012, at 5:00 p.m. ET, which can be accessed by dialing (212) 231-2910. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “About Us/Investors”) or for 7 days via telephone at (800) 633-8284 (reservation #21601559) or, for International callers, at (402) 977-9140.

About Mad Catz

Mad Catz Interactive, Inc. (NYSE MKT/TSX: MCZ) is a global provider of innovative interactive entertainment products marketed under its Mad Catz® (gaming), Tritton® (audio), and Saitek® (simulation) brands. Mad Catz also develops flight simulation software through its internal ThunderHawk Studios™; operates flight simulation centers under its Saitek brand; publishes games under its Mad Catz brand; and distributes games and videogame products for third parties. Mad Catz distributes its products through most leading retailers offering interactive entertainment products and has offices in North America, Europe and Asia. For additional information please go to www.madcatz.com.

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Safe Harbor

This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” and other words and terms of similar meaning in connection with any discussion of

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future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

Contact:

Allyson Evans, CFO	Joseph Jaffoni, Norberto Aja, James Leahy
Mad Catz Interactive, Inc.	J C I R
(619) 683-9830	(212) 835-8500 or mcz@jcir.com

- TABLES FOLLOW -

Mad Catz Interactive, Inc. 8/8/12	Page 6

MAD CATZ INTERACTIVE, INC.

Consolidated Statements of Operations

(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended June 30,
	2012	2011
Net sales	$21,822	$16,463
Cost of sales	15,547	12,517

Gross profit	6,275	3,946
Operating expenses:
Sales and marketing	3,239	3,264
General and administrative	2,956	3,341
Research and development	1,021	1,692
Acquisition related items	518	325
Amortization of intangibles	233	245

Total operating expenses	7,967	8,867
Operating loss	(1,692)	(4,921)
Interest expense, net	(269)	(162)
Foreign exchange gain, net	256	15
Change in fair value of warrant liability	190	994
Other income	65	28

Loss before income taxes	(1,450)	(4,046)
Provision (benefit) for income taxes	267	(562)

Net loss	$(1,717)	$(3,484)

Net loss per share:
Basic	$(0.03)	$(0.06)

Diluted	$(0.03)	$(0.06)

Weighted average number of common shares outstanding:
Basic	63,462,399	62,011,388

Diluted	63,462,399	62,011,388

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MAD CATZ INTERACTIVE, INC.

Consolidated Balance Sheets

(unaudited in thousands of US$)

	June 30, 2012	March 31, 2012
Assets
Current assets:
Cash	$1,814	$2,474
Accounts receivable, net	11,902	15,278
Other receivables	1,583	1,196
Inventories	28,060	32,521
Deferred tax assets	107	110
Income tax receivable	1,747	1,747
Other current assets	3,391	3,305

	48,604	56,631
Deferred tax assets	439	440
Other assets	832	863
Property and equipment, net	3,735	4,037
Intangible assets, net	4,375	4,626
Goodwill	10,478	10,476

Total assets	$68,463	$77,073

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$13,675	$16,654
Accounts payable	16,949	17,634
Accrued liabilities	5,374	6,401
Contingent consideration, current	2,167	1,600
Income taxes payable	727	1,375

Total current liabilities	38,892	43,664
Long term liabilities:
Other long term liabilities	429	456
Contingent consideration	1,878	2,769
Warrant liability	503	693

Total liabilities	41,702	47,582
Shareholders’ equity:
Common stock	59,579	59,432
Other comprehensive loss	(2,778)	(1,618)
Accumulated deficit	(30,040)	(28,323)

Total shareholders’ equity	26,761	29,491

Total liabilities and shareholders’ equity	$68,463	$77,073

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MAD CATZ INTERACTIVE, INC.

Supplementary Data

(unaudited, in thousands of US$)

Geographical Sales Data

The Company’s net sales were generated in the following geographic regions:

	Three Months Ended June 30,
	2012	2011
Net sales
United States	$9,482	$8,995
Europe	9,796	6,377
Canada	957	637
Other countries	1,587	454

	$21,822	$16,463

Adjusted Net Income Reconciliation (non GAAP)

	Three Months Ended June 30,
	2012	2011
Pre-tax (loss)	$(1,450)	$(4,046)
Amortization of intangible assets	233	245
Change in fair value of warrant liability	(190)	(994)
Stock-based compensation cost	147	127

Adjusted pre-tax loss*	(1,260)	(4,668)

Adjusted benefit for income taxes (at effective rate)	268	(529)

Adjusted net loss *	$(1,528)	$(4,139)

Adjusted diluted loss per share*	$(0.02)	$(0.07)

*	Adjusted net income and adjusted diluted loss per share are non-GAAP financial measures and are not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Mad Catz believes that certain non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Mad Catz’ management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. These non-GAAP measures, specifically those that adjust for stock-based compensation, amortization of intangibles and goodwill impairment, also facilitate comparisons of the Company’s performance to prior periods.

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EBITDA and Adjusted EBITDA Reconciliation (non GAAP)

	Three Months Ended June 30,
	2012	2011
Net loss	$(1,717)	$(3,484)
Adjustments:
Interest expense	269	162
Income tax provision (benefit)	267	(562)
Depreciation and amortization	779	801

EBITDA	(402)	(3,083)
Change in fair value of warrant liability	(190)	(994)

Adjusted EBITDA	$(592)	$(4,077)

EBITDA, a non-GAAP financial measure, represents net income or loss before interest, taxes, depreciation and amortization. To address the Warrants issued in the first quarter of fiscal 2012 and the resulting gain/loss on the change in the related warrant liability, we have excluded this non-operating, non-cash charge and defined the result as “Adjusted EBITDA”. We believe this to be a more meaningful measurement of performance than the previously calculated EBITDA. Adjusted EBITDA represents net loss plus interest, taxes, depreciation and amortization and change in fair value of warrant liability. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the operating performance measures found in our financial statements, Adjusted EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses Adjusted EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.

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